Exhibit 99.3

Competitive Companies Inc. (CCI) Engages Worldwide Capital Group, LLC

RIVERSIDE, Calif., Jan. 6 /PRNewswire-FirstCall/ -- Competitive Companies Inc. (CCI) (Nasdaq: CCOP) has engaged Worldwide Capital Group, LLC as its financial advisor to the company. Worldwide Capital Group will assist the company in evaluating its strategic options.

Craig Sultan, Chief Executive Officer of Worldwide Capital Group stated 'We are excited about CCI's opportunity to deliver high-speed internet access and related application services to Tier 2+ markets in North America which have been underserved by the larger telecommunication companies. We believe CCI is well positioned as it develops a strong business brand during difficult market conditions.'

About Competitive Companies, Inc.

Competitive Companies, Inc. (CCI) is a Nevada Corporation with its principal offices in Riverside, California. The Company began operations in 1998 to provide telecommunication services of data, voice and video to multiple dwelling units (MDU's) throughout concentrated tier one market areas of the United States. CCI has assembled a management team with collectively more than 30 years of telecommunications experience including RF engineering, software development, automation design and deployment, technical and customer support and direct design, development and deployment of wide area networks in rural communities. The Company is aggressively extending its current fixed wireless footprint across America's rural communities utilizing its unique partnership programs. For more information on the company please visit http://www.cci-us.com/.

About Worldwide Capital Group, LLC

Worldwide Capital Group LLC (WCG) is a global merchant bank and strategic advisory firm headquartered in San Francisco, Ca. WCG services growth- oriented companies across a cariety of sectors and stages with a focus on Clean/Renewable Energy and Information Technologies. WCG assists growth companies in raising capital, M&A advisory, corporate strategy and development, capital market related activities, and public market strategies. WCG Principals have a 'hands on' and comprehensive approach to advising clients and have a track record with over $1 billion in transaction value experience. WCG works through its partner, Worldwide Capital - Asia (WCA), to service the Chinese and Korean markets, and has sales distribution partners in Asia, the Middle East, and Europe. WCG is an affiliate of Jackson, Kohle & Co. a registered broker dealer, member FINRA/SPIC.

Forward-Looking Statements:

This press release contains statements that are 'forward-looking' and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words 'expect,' 'intend,' 'estimate,' 'will' and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward- looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are 'forward- looking' statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.

SOURCE Competitive Companies Inc.

Source: PR Newswire (January 6, 2009 - 8:01 AM EST)

News by QuoteMedia